EXHIBIT 1
QUALMARK CORPORATION
AMENDED AND RESTATED
ARTICLES OF INCORPORATION
     These Amended and Restated Articles of Incorporation of QUALMARK CORPORATION (the “Corporation”), were adopted by the shareholders of the Corporation. The number of votes cast for the restatement and amendments by each voting group entitled to vote separately on the amendments was sufficient for approval by that voting group, and the number of shares voted for the restatement and amendments was sufficient for approval. These Amended and Restated Articles of Incorporation supersede the original Articles of Incorporation and any amendments and supplements thereto. These Amended and Restated Articles of Incorporation: (i) contain amendments; and (ii) correctly set forth the provisions of the Articles of Incorporation, as amended.
ARTICLE I
NAME
     The name of the Corporation is QUALMARK CORPORATION.
ARTICLE II
ADDRESS OF PRINCIPAL OFFICE
     The address of the principal office of the Corporation is 4580 Florence Street, Denver, Colorado 80231.
ARTICLE III
AUTHORIZED CAPITAL
     The aggregate number of shares which this corporation shall have the authority to issue is sixty million (60,000,000) shares, each with no par value, of which ten million (10,000,000) shares shall be designated Preferred Stock, and fifty million (50,000,000) shares of which shall be designated Common Stock. No share shall be issued until it has been paid for, and it shall thereafter be nonassessable. The board of directors of the Corporation shall have the authority to fix the rights, powers, preferences and privileges, and the qualifications, limitations or restrictions thereof, of any series of Preferred Stock, including but not limited to dividend rights, dividend rates, conversion rights, voting rights, and liquidation preferences; and to fix the number of shares constituting any such series and the designation thereof; and to increase or decrease the number of shares of any such series (but not below the number of shares thereof then outstanding).

          No holder of any shares of the Corporation, whether now or hereafter authorized, shall have any preemptive or preferential right to acquire any shares or securities of the Corporaton, including shares or securities held in the treasury of the Corporation.
     Cumultive voting shall not be allowed.
ARTICLE IV
QUORUM FOR SHAREHOLDERS’ MEETINGS
     A majority of the votes entitles to be cast on any matter by each voting group entitled to vote on a matter shall constitute a quorum of that voting group for action on the matter.
ARTICLE V
REGULAR SHAREHOLDER VOTE
     At any meeting of shareholders at which a quorum is present, the affirmative vote of a majority of the shares present in person or by proxy and entitled to vote on the matter shall be the act of the shareholders, unless the vote of a greater proportion or number or voting by classes is required by law or these Articles of Incorporation. If any class of shares is entitled to vote as a class on a particular matter and a quorum of that class is present at the meeting, the affirmative vote of a majority of the shares of such class present in person or by proxy and entitled to vote on the matter shall be the act of the shareholders of that class, unless the vote of a greater proportion or number is required by law or by these Articles of Incorporation.
ARTICLE VI
SHAREHOLDER VOTING ON EXTRAORDINARY CORPORATE ACTIONS
     With respect to the following extraordinary actions which may be taken by the Corporation, the following affirmative vote of the outstanding shares of common stock shall be required to constitute approval of such action, regardless of whether any other class of capital stock is entitled to vote on such action:
1.	A majority to amend the Articles of Incorporation.

2.	A majority to authorize the sale, lease, exchange, or other disposition of all or substantially all of the property and assets of the Corporation not in the usual and regular course of its business.

3.	A majority to effect a merger of the Corporation with any other corporation, notwithstanding any statutory provision permitting a merger without a vote of shares.

4.	A majority to voluntarily dissolve the Corporation by the act of the Corporation or to revoke voluntary dissolution proceedings previously initiated by the Corporation.
ARTICLE VII
RIGHTS OF DIRECTORS AND OFFICERS TO CONTRACT WITH CORPORATION
     It being the express purpose and intent of this Article to permit the Corporation to buy from, sell to, or otherwise deal with other corporations, firms, associations, or entities of which any or all of the directors and officers of the Corporation may be directors, officers, or members or in which any or all of the directors or officers may have pecuniary interests, no contract or other transaction between the Corporation and one or more of its directors or any other corporation, firm, association, or entity in which one or more of its directors are directors or officers or are financially interested shall be either void or voidable solely because of such relationship or interest or solely because such directors are present at the meeting of the board of directors or a committee of the board which authorizes, approves, or ratifies such contract or transaction or solely because their votes are counted for such purpose if:
1.	The material fact as to the director’s relationship or interest and as to the proposed transaction are disclosed or are known to the board of directors or the committee, and the board of directors or committee in good faith authorizes, approves, or ratifies the transaction by affirmative vote of a majority of the disinterested directors, even though the disinterested directors are less than a quorum; or

2.	The material facts as to the director’s relationship or interest and as to the proposed transaction are disclosed or are known to the shareholders entitled to vote thereon, and the transaction is specifically authorized, approved, or ratified in good faith by a vote or written consent of the shareholders; or

3.	The transaction is fair as to the Corporation.
Common or interested directors may be counted in determining the presence of a quorum at a meeting of the board of directors or a committee of the board which authorizes, approves, or ratifies such contract or transaction.
ARTICLE VIII
BOARD OF DIRECTORS
     The number of directors of the Corporation shall be fixed by the by-laws of the Corporation. Directors may be removed pursuant to the provisions of the by-laws.

ARTICLE IX
INDEMNIFICATION OF DIRECTORS AND OFFICERS
     The Corporation shall indemnify directors of the corporation in their capacities as directors pursuant to the procedures set forth in, and to the fullest extent authorized by, Colorado law as the same exists or may hereafter be amended. The right to indemnification provided herein shall be a contract right and shall include the right to be paid by the corporation in accordance with Colorado law for expenses incurred in advance of any proceeding’s final disposition.
     The Corporation may indemnify officers, employees, fiduciaries and agents of the Corporation to the same extent as is permitted for directors under Colorado law (and to a greater extent if consistent with law). No such indemnification shall be made without the prior approval of the Board of Directors and the determination by the Board of Directors that such indemnification is permissible.
ARTICLE X
DIRECTOR LIABILITY
     No director of the Corporation shall be liable to the Corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, except that this provision shall not eliminate or limit the liability of a director to the Corporation or its shareholders for monetary damages for (i) any breach of the director’s duty of loyalty to the Corporation or its shareholders, (ii) any act or omission not in good faith or which involves intentional misconduct or a knowing violation of law, (iii) acts specified in Section 7-108-403 of the Colorado Business Corporation Act, as amended, or (iv) any transaction from which the director derived an improper personal benefit.

QUALMARK CORPORATION

/s/Anthony Scalese
By:	Anthony Scalese, Secretary